Exhibit 99.1

FOR IMMEDIATE RELEASE

STARZ REPORTS FOURTH QUARTER AND

YEAR END 2013 FINANCIAL RESULTS

Englewood, Colo. — February 21, 2014 — Starz (NASDAQ: STRZA, STRZB) today reported fourth quarter and year end 2013 results.  Highlights include (1):

•                  Achieved annual increases in revenue of 9%, Adjusted OIBDA(2) of 7% and operating income of 5% in 2013

•                  STARZ/ENCORE combined subscribers reach 57.1 million; leads U.S. premium television category

•                  STARZ subscriptions at 22.2 million; up 1 million, or 5%, since December 31, 2012

•                  ENCORE subscriptions at 34.9 million; up slightly since December 31, 2012

•                  Since September 30, 2013, STARZ subscriptions increased by 200K, or 1%, while ENCORE subscriptions were essentially flat

•                  Repurchased 3.7 million shares from November 1, 2013 to January 31, 2014; since trading began on January 14, 2013, Starz has repurchased 10.5% of its outstanding shares

•                  Authorized an additional $400.0 million for share repurchase program; total remaining repurchase authorization of $474.5 million

•                  Strong debut for STARZ Original series “Black Sails” - more than 2.9 million average viewers per episode linear + DVR thru first 3 episodes of the series

•                  STARZ Original series “Power” from Curtis “50 Cent” Jackson selected for MIPTV World Premiere TV Screening in Cannes; will debut on STARZ in Summer 2014

•                  Greenlit STARZ Original series “Survivor’s Remorse” half-hour comedy project from LeBron James and Tom Werner for 2014 Q4 slate, “Flesh and Bone” ballet drama for 2015

•                  Launched STARZ PLAY on Xbox 360; ENCORE PLAY/MOVIEPLEX PLAY and Xbox One full suite deployments coming in 2014

•                  Signed Starz Worldwide Distribution/Amedia 15-country distribution output deal for Russia, Georgia, and The Baltics for STARZ Original series and other TV/movie programming

“This was another strong quarter for Starz and a strong end to 2013. During 2013, we delivered solid growth in revenue, Adjusted OIBDA, and subscriber performance,” said Starz CEO Chris Albrecht.  “Over the past year, we increased our investments in exclusive original programming at STARZ and implemented new offerings to our ENCORE thematic channels for African-American, Latino, Baby Boomer, and Millennial audiences.”

Albrecht continued, “The new STARZ Original series, ‘Black Sails,’ is off to an excellent start with worldwide audiences and the strongest ever debut for a new STARZ Original series in the U.S.  Through the first three episodes of the debut season, more than 2.9 million viewers in the U.S. have watched on STARZ, with data for on-demand and online viewing yet to be included in the tally. Global sales of ‘Black Sails’ were robust. The second season of ‘Da Vinci’s Demons,’ and our new 2014 series, ‘Power,’ ‘Outlander,’ and the recently greenlit ‘Survivor’s Remorse’ are on the schedule as we finalize the programming slate for the fourth quarter.  We remain on track to grow our original programming hours to 65-75 hours in the next few years.”

Consolidated

For the year, revenue increased 9% to $1,777.5 million, Adjusted OIBDA increased 7% to $476.9 million and operating income increased 5% to $425.2 million.  For the quarter, revenue decreased 2% to $414.7 million, Adjusted OIBDA increased 16% to $117.2 million and operating income increased 21% to $103.4 million.

Starz Networks

For the year, revenue increased 2% to $1,297.7 million due to the one-time recognition during Q2 2013 of $18.6 million of previously deferred revenue and annual rate increases.  Adjusted OIBDA increased 2% to $456.2 million as a result of the increase in revenue and lower programming costs, partially offset by increased advertising related to original programming, increased cooperative marketing efforts with our distributors, increased litigation related legal costs and costs associated with becoming an independent public company.

For the quarter, revenue increased 2% to $322.0 million primarily as a result of annual rate increases from various distributors.  Adjusted OIBDA decreased 2% to $118.8 million due to higher advertising expense in December 2013 associated with the January 2014 premiere of “Black Sails.”  An increase in cooperative marketing efforts with our distributors and costs associated with becoming an independent public company also contributed to the decrease.

Starz Distribution

For the year, revenue increased 40% to $449.5 million primarily as a result of a greater number of higher performing titles from The Weinstein Company (“Weinstein”) including Django Unchained and Silver Linings Playbook, various STARZ Original series titles including “The White Queen,” “Spartacus,” and “Da Vinci’s Demons” and AMC’s “The Walking Dead.”  Adjusted OIBDA increased 588% to $24.0 million primarily due to the increase in revenue and a decrease in impairments of investment in films and television programs during 2013.

For the quarter, revenue decreased 14% to $83.8 million as a result of fewer high performing new releases in Q4 2013 as compared to Q4 2012.  Q4 2012 included the Weinstein film Lawless and Season 1 of the STARZ Original series “Magic City.” There were no significant new releases in Q4 2013.  Adjusted OIBDA increased 98% to ($0.5) million primarily due to lower production and acquisition costs resulting from a decrease in impairments of investment in films and television programs as compared to the prior period.

Starz Animation

The decrease in both revenue and Adjusted OIBDA for the year and the quarter was due to fewer projects in production at the company’s Film Roman studio.

Operating Income

The increase for the year was primarily due to the increase in Adjusted OIBDA and lower depreciation and amortization expense partially offset by an increase in stock compensation expense.  The increase for the quarter was primarily due to the increase in Adjusted OIBDA, decreased stock compensation expense and lower depreciation and amortization.

Cash Paid for Investment in Films and Television Programs

The increase for the year and quarter was primarily due to payments for certain Weinstein titles partially offset by timing of cash spend related to our original programming.

Share Repurchases

From November 1, 2013 through January 31, 2014, 3.7 million shares of Series A common stock (NASDAQ: STRZA) were purchased at an average cost per share of $28.65 for total cash consideration of $106.4 million.  Since trading began on January 14, 2013, Starz has repurchased approximately 12.8 million shares at an average cost per share of $25.50 for aggregate cash consideration of $325.5 million.  These repurchases represent 10.5% of the shares outstanding at January 14, 2013. In addition, on February 20, 2014, the Starz board authorized a $400 million increase in the share repurchase program.  As of January 31, 2014, $474.5 million remains under the $800 million authorization, which includes the newly authorized amount.  Under the share repurchase program, Starz may acquire its common stock from time to time through open market transactions and privately negotiated transactions.

FOOTNOTES

(1)         Starz CEO, Christopher Albrecht, will discuss these highlights and other matters during the Starz earnings conference call which will begin at 12:00 p.m. (ET) on February 21, 2014.  For information regarding how to access the call, please see “Important Notice” later in this document.

(2)         For a definition of Adjusted OIBDA and applicable reconciliation see Non-GAAP Financial Measures and Schedule 1 below.

NOTES

•                  Unless otherwise noted, the foregoing discussion compares financial information for the three months and year ended December 31, 2013 to the same period in 2012.

SUPPLEMENTAL INFORMATION

As a supplement to Starz’s condensed consolidated statements of operations, to be included in its Form 10-K, the following is a presentation of quarterly financial information and operating metrics for the periods indicated.

Please see the definition of Adjusted OIBDA below and a discussion of why management believes the presentation of Adjusted OIBDA provides useful information for investors.  Schedule 1 to this press release provides a reconciliation of Adjusted OIBDA to operating income for the same periods, as determined under GAAP.

QUARTERLY SUMMARY

(amounts in millions)	4Q12	1Q13	2Q13	3Q13	4Q13
Starz Networks	$315.8	$315.8	$340.0	$319.9	$322.0
Starz Distribution (1)	97.0	76.2	171.9	117.6	83.8
Starz Animation	10.9	7.5	6.6	8.7	9.7
Eliminations	(1.5)	(0.2)	(1.1)	(0.1)	(0.8)
Revenue	$422.2	$399.3	$517.4	$446.1	$414.7

Starz Networks	$121.1	$114.4	$116.5	$106.5	$118.8
Starz Distribution	(19.8)	2.6	14.5	7.4	(0.5)
Starz Animation	(0.4)	(0.6)	(0.8)	(0.5)	(0.7)
Eliminations	0.5	0.1	(0.7)	0.3	(0.4)
Adjusted OIBDA	$101.4	$116.5	$129.5	$113.7	$117.2

Operating income	$85.6	$104.9	$116.1	$100.8	$103.4

Starz Networks	$62.5	$29.2	$21.8	$43.2	$31.0
Starz Distribution	20.0	24.3	26.3	64.6	62.0
Total IFT (2)	$82.5	$53.5	$48.1	$107.8	$93.0

Subscription units — STARZ	21.2	21.6	21.8	22.0	22.2
Subscription units — ENCORE	34.8	35.1	35.1	35.0	34.9

(1) Includes the following home video net sales	$78.3	$49.8	$126.3	$65.7	$54.7

(2) Cash paid for investment in films and television programs

CASH AND DEBT

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	12/31/12	3/31/13	6/30/13	9/30/13	12/31/13
Cash	$749.8	$17.9	$30.9	$30.6	$25.7

Debt:
Bank facility	$5.0	$235.0	$257.0	$309.5	$306.5
5% senior notes	500.0	678.4	678.3	678.1	678.0
Transponder capital lease	34.8	33.8	32.8	31.7	30.7
Building capital lease	—	44.7	44.5	44.5	44.3
Total debt	$539.8	$991.9	$1,012.6	$1,063.8	$1,059.5

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, together with a reconciliation to operating income, as determined under GAAP.  We define Adjusted OIBDA as revenue less programming costs, production and acquisition costs, home video cost of sales, operating expenses, and selling, general and administrative expenses. Our chief operating decision maker uses this measure of performance in conjunction with other measures to evaluate our operating segments’ performance and make decisions about allocating resources among our operating segments. We believe that Adjusted OIBDA is an important indicator of the operational strength and performance of our operating segments, including each operating segment’s ability to assist in servicing our debt and to fund investments in films and television programs. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between operating segments and identify strategies to improve performance. This measure of performance excludes stock compensation and depreciation and amortization that are included in the measurement of operating income pursuant to GAAP. Accordingly, Adjusted OIBDA should be considered in addition to, but not as a substitute for, operating income, income before income taxes, net income, net cash provided by operating activities and other measures of financial performance prepared in accordance with GAAP.  Please see Schedule 1 below for the applicable reconciliation.

SCHEDULE 1

The following table provides a reconciliation of Adjusted OIBDA for Starz to its operating income calculated in accordance with GAAP for the three months ended December 31, 2012, March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013, respectively.

(amounts in millions)	4Q12	1Q13	2Q13	3Q13	4Q13
Adjusted OIBDA	$101.4	$116.5	$129.5	$113.7	$117.2
Stock compensation	(10.2)	(7.2)	(9.0)	(8.8)	(9.3)
Depreciation and amortization	(5.6)	(4.4)	(4.4)	(4.1)	(4.5)
Operating income	$85.6	$104.9	$116.1	$100.8	$103.4

Starz

Consolidated Balance Sheets

December 31, 2013 and 2012

 (Amounts in thousands, except share and per share amounts)

(Unaudited)

	2013	2012
Assets
Current assets:
Cash and cash equivalents	$25,747	$749,774
Restricted cash	30,077	—
Trade accounts receivable, net of allowances of $32,808 and $35,045	247,131	241,415
Program rights	271,798	340,005
Deferred income taxes	527	990
Other current assets	63,845	44,727
Total current assets	639,125	1,376,911
Program rights	333,176	338,684
Investment in films and television programs, net	194,581	181,673
Property and equipment, net	95,650	96,280
Deferred income taxes	18,509	12,222
Goodwill	131,760	131,760
Other assets, net	37,197	38,520
Total assets	$1,449,998	$2,176,050

Liabilities and Equity
Current liabilities:
Current portion of debt	$4,943	$4,134
Trade accounts payable	7,254	6,162
Accrued liabilities	297,826	256,062
Due to affiliates	—	39,519
Deferred revenue	16,571	24,574
Total current liabilities	326,594	330,451
Debt	1,054,542	535,671
Other liabilities	14,141	7,784
Total liabilities	1,395,277	873,906

Stockholders’ equity:
Preferred stock, $.01 par value. Authorized 50,000,000 shares; no shares issued	—	—
Series A common stock, $.01 par value. Authorized 2,000,000,000 shares; issued and outstanding 101,130,964 and 111,722,828 shares at December 31, 2013 and the LMC Spin-Off, respectively	1,011	—
Series B common stock, $.01 par value. Authorized 75,000,000 shares; issued and outstanding 9,875,737 and 9,882,238 shares at December 31, 2013 and the LMC Spin-Off, respectively	99	—
Additional paid-in capital	310,651	—
Accumulated other comprehensive loss, net of taxes	(4,322)	—
Accumulated deficit	(245,503)	—
Member’s interest	—	1,311,951
Total stockholders’ equity	61,936	1,311,951
Noncontrolling interests in subsidiaries	(7,215)	(9,807)
Total equity	54,721	1,302,144
Commitments and contingencies
Total liabilities and equity	$1,449,998	$2,176,050

Starz

Consolidated Statements of Operations

Years Ended December 31, 2013, 2012 and 2011

 (Amounts in thousands, except per share amounts)

(Unaudited)

	2013	2012	2011

Revenue:
Programming networks and other services	$1,481,046	$1,419,074	$1,372,141
Home video net sales	296,476	211,622	241,892
Total revenue	1,777,522	1,630,696	1,614,033

Costs and expenses:
Programming costs (including amortization)	632,255	661,157	651,249
Production and acquisition costs (including amortization)	268,560	192,340	158,789
Home video cost of sales	71,154	63,880	62,440
Operating expenses	54,673	53,410	53,703
Selling, general and administrative	273,937	215,077	238,264
Stock compensation	34,296	20,022	7,078
Depreciation and amortization	17,426	19,406	17,907
Total costs and expenses	1,352,301	1,225,292	1,189,430

Operating income	425,221	405,404	424,603

Other income (expense):
Interest expense, net of amounts capitalized	(44,994)	(25,688)	(5,012)
Other income (expense), net	8,953	3,023	(3,505)
Income from continuing operations before income taxes	389,180	382,739	416,086

Income tax expense	(139,380)	(130,465)	(172,189)

Income from continuing operations	249,800	252,274	243,897

Loss from discontinued operations (including loss on sale of $12,114 in 2011), net of income taxes	—	—	(7,486)

Net income	249,800	252,274	236,411

Net loss (income) attributable to noncontrolling interests	(2,461)	2,210	3,273

Net income attributable to stockholders / member	$247,339	$254,484	$239,684

Basic net income per common share	$2.13	$2.12	$2.00
Diluted net income per common share	$2.04	$2.12	$2.00
Weighted average number of common shares outstanding:
Basic	115,925	119,996	119,996
Diluted	121,156	120,105	120,101

Starz

Consolidated Statements of Cash Flows

Years Ended December 31, 2013, 2012 and 2011

(Amounts in thousands)

(Unaudited)

	2013	2012	2011
Operating activities:
Net income	$249,800	$252,274	$236,411
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	—	—	7,486
Depreciation and amortization	17,426	19,406	17,907
Amortization of program rights	581,107	617,789	611,041
Program rights payments	(399,856)	(456,558)	(554,341)
Amortization of investment in films and television programs	212,392	141,553	126,102
Investment in films and television programs	(302,468)	(270,071)	(197,418)
Stock compensation	34,296	20,022	7,078
Payments of long term incentive plan	(3,195)	(33,410)	(7,696)
Deferred income taxes	8,358	(17,410)	37,023
Other non-cash items	5,727	4,533	11,014
Changes in assets and liabilities:
Current and other assets	(61,073)	(12,233)	(45,338)
Due to affiliates	(39,519)	(5,637)	89,271
Payables and other liabilities	9,900	31,819	9,433
Net cash provided by operating activities	312,895	292,077	347,973

Investing activities - purchases of property and equipment	(14,833)	(16,214)	(7,723)

Financing activities:
Borrowings of debt	1,197,000	500,000	505,000
Payments of debt	(721,632)	(504,029)	(59,170)
Debt issuance costs	(2,350)	(8,514)	(10,191)
Distributions to Old LMC	(1,200,000)	(600,000)	—
Repurchases of common stock	(289,864)	—	—
Distributions to Old LMC related to stock compensation	—	(4,689)	—
Minimum withholding of taxes related to stock compensation	(9,836)	(13,273)	—
Excess tax benefit from stock compensation	4,655	4,401	—
Contribution from noncontrolling owner of subsidiary	—	—	3,000
Settlement of derivative instruments	—	3	(2,863)
Restricted cash	—	—	8,226
Net cash provided by (used in) financing activities	(1,022,027)	(626,101)	444,002
Effect of exchange rate changes on cash and cash equivalents	(62)	125	(17)
Net increase (decrease) in cash and cash equivalents	(724,027)	(350,113)	784,235
Cash and cash equivalents:
Beginning of year	749,774	1,099,887	315,652
End of year	$25,747	$749,774	$1,099,887

IMPORTANT NOTICE

•                  Starz (NASDAQ: STRZA, STRZB) CEO, Chris Albrecht will discuss Starz’s financial performance, and may discuss future opportunities in a conference call which will begin at 12:00 p.m. (ET) on February 21, 2014.  The call can be accessed by dialing (877) 718-5095 or (719) 325-4850 at least 10 minutes prior to the start time.  Replays of the conference call can be accessed through 3:00 p.m. (ET) on February 28, 2014, by dialing (888) 203-1112 or (719) 457-0820 plus the passcode 8329263#.  The call will also be broadcast live via the Internet and archived on our website.  To access the webcast go to http://ir.starz.com/events.cfm.  Links to this press release will also be available on the Starz website.

•                  This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, new service and product launches including original content programming, new distribution platforms for our programming, the continuation of our stock repurchase plans, international expansion opportunities and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, market acceptance of new products or services, the timely launch of our original programming, the cooperation of our distributors in marketing our services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Starz, changes in law and market conditions conducive to stock repurchases and the ability to enter into transactions for international expansion. These forward-looking statements speak only as of the date of this press release, and Starz expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Starz’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Starz, including the most recent Form 10-K, for additional information about Starz and about the risks and uncertainties related to Starz’s business which may affect the statements made in this press release.

About Starz

Starz (NASDAQ: STRZA, STRZB) is a leading integrated global media and entertainment company with operating units that provide premium subscription video programming on domestic U.S. pay television channels (Starz Networks), global content distribution (Starz Distribution) and animated television and movie production (Starz Animation), www.starz.com.

Starz Networks is a leading provider of premium subscription video programming through the flagship STARZ® and ENCORE® pay TV networks which showcase premium original programming and movies to U.S. multichannel video distributors, including cable operators, satellite television providers, and telecommunications companies.  As of December 31, 2013, STARZ and ENCORE serve a combined 57.1 million subscribers, including 22.2 million at STARZ, and 34.9 million at ENCORE, making them the largest pair of premium flagship channels in the U.S.  STARZ® and ENCORE®, along with Starz Networks’ third network MOVIEPLEX®, air over 1,000 movies monthly across 17 linear networks, complemented by On Demand and authenticated online offerings through STARZ PLAY, ENCORE PLAY, and MOVIEPLEX PLAY. Starz Distribution develops, produces and acquires entertainment content, distributing it to consumers globally on DVD, digital formats and traditional television.  Starz Distribution’s home video, digital media and worldwide distribution business units distribute original programming content produced by Starz, as well as entertainment content for itself and third parties.  Starz Animation produces animated TV and movie content for studios, networks, distributors and audiences worldwide.

###

Contacts:

Courtnee Ulrich	Theano Apostolou
Investor Relations	Corporate Communications
(720) 875-5420	(424) 204-4052
courtnee.ulrich@starz.com	theano@starz.com